HJ & ASSOCIATES, L.L.C.
                  Certified Public Accountants and Consultants
                        50 South Main Street, Suite 1450
                           Salt Lake City, Utah 84144
                     Tel: (801) 328-4408 Fax: (801) 328-4461


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Equity Technologies & Resources, Inc. on Form S-8 to be filed with the Securities and Exchange Commission of our report dated May 30, 2000 on the financial statements of Equity Technologies & Resources, Inc. which expressed an unqualified opinion and included an explanatory paragraph related to a going concern uncertainty appearing in the financial statements as of December 31, 1999 and March 31, 2000.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
December 27, 2000